EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Siyata Mobile Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value per share(1)	Other	1,197,024	$1.336	(3)	$1,599,224	$92.70 per $1,000,000	$148.25
Equity	Common Shares, no par value per share(4)	Other	1,195,567	$4.86	(5)	$5,810,455	$92.70 per $1,000,000	$538.62
Equity	Common Shares, no par value per share(6)		3,075,000	$1.05	(7)	$3,228,750	$92.70 per $1,000,000	$299.31

Total Offering Amount						$10,638,430
Total Filing Fees								$986.18
Total Fee Offsets								$0.00
Net Fee Due								$986.18

(1) Represents Common Shares remaining available for issuance pursuant to future awards under the Siyata Mobile Inc. 2022 Amended and Restated Equity Incentive Plan (the “2022 Plan”). The number of shares reserved for issuance under the 2022 Plan will be automatically increased by a number of shares equal to 15% of the outstanding issue as determined by the Company’s Compensation Committee. Does not include the 1,195,567 Common Shares subject to outstanding options granted under the 2022 Plan (see footnote (4) below) nor the 3,075,000 Common Shares subject to outstanding restricted share units granted under the 2022 Plan (see footnote (6) below).

(2) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers such indeterminable number of additional Common Shares of the Registrant as may become issuable under the Registrant’s 2022 Plan by reason of any share dividend, share split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding Common Shares.

(3) Calculated solely for purposes of this offering under Rule 457(c) and 457(h) of the Securities Act. The proposed maximum offering price per share is equal to $1.336, the average of the high sales price ($1.40) and the low sales price ($1.28) for the Common Stock as reported on the Nasdaq Capital Market on June 27, 2022.

(4) Represents Common Shares reserved for issuance pursuant to outstanding stock options granted under the 2022 Plan.

(5) Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the weighted average exercise price for stock options outstanding under the 2022 Plan as of the date of this Registration Statement.

(6) Represents Common Shares reserved for issuance pursuant to outstanding restricted share units granted under the 2022 Plan.

(7) Calculated solely for the purposes of this offering under Rule 457(h) on the basis of the weighted average market value, as of the date of grant, of outstanding restricted share units issued under the 2022 Plan.